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                                                                   EXHIBIT 10.01

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (the "Agreement") is effective as of October 1, 1998 (the "Effective Date"), between OraVax, Inc., a corporation organized and existing under the laws of the State of Delaware, as Licensor ("Licensor") and Pasteur Merieux Serums & Vaccins S.A., a corporation organized under the laws of France, as Licensee ("Licensee").

                              W I T N E S S E T H:

         WHEREAS, Licensor possesses certain proprietary rights and know-how relating to the creation of [**];

         WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a license under Licensor's proprietary rights and know-how to research, develop, manufacture, market, sell and distribute Licensed Products (as defined below);

         NOW THEREFORE, in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and among the parties as follows:

                                    ARTICLE 1

                                   DEFINITIONS

"Affiliate" shall mean, with respect to any Person, (i) any other Person of which securities or other ownership interests representing fifty percent (50%) or more of the voting interests of such other Person are, at the time such determination is made, owned, Controlled or held directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. For the purposes hereof, "Control," whether used as a noun or verb, refers to the possession directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agency" shall mean any supranational, national, regional, state or local government regulatory authority in the Territory responsible for granting approvals for the manufacture or sale of Licensed Products.
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         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

"Development Costs" shall mean the costs incurred by Licensor in connection with the performance of Development Work pursuant to the Research and Development Program, as calculated in accordance with Appendix B hereto.

"Dengue Vaccine" shall mean a vaccine either therapeutically or prophylactically active against dengue viruses that makes use of, or is based upon, the Technology, as described in Appendix A.

"Development Work" shall mean the research and development activities to be performed by Licensor pursuant to Appendix C hereto.

"Field of Use" shall mean the development and commercialization of Dengue Vaccines.

"Improvements" shall mean any improvements to the Dengue Vaccine which are first conceived, discovered or actually reduced to practice during and after the performance of the Development Work under the Research and Development Program.

"Intellectual Property" shall mean, collectively, Inventions and Improvements.

"Inventions" shall mean any inventions, ideas, discoveries which are first conceived, discovered or actually reduced to practice before, during and after the performance of the Development Work under the Research and Development Program and are related to the Dengue Vaccine.

"JEV Vaccine" shall mean a vaccine either therapeutically or prophylactically active against Japanese encephalitis viruses that makes use of Licensor's ChimeriVax(TM) technology for the creation of [**].

"Legal Requirements" shall mean all laws, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders and other requirements of all Public Authorities.

"Licensed Know-How" shall mean any biological materials, and any research and development information, inventions, know-how, pre-clinical, clinical and other technical data, in each case which are not generally known or available, which are owned, licensed or otherwise held by Licensor with the right to license or sublicense the same to Licensee as of the date hereof or at any time hereafter and which are necessary or useful for the making, using or selling of Licensed Products as provided in this Agreement.


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"Licensed Product(s)" shall mean any product within the Field of Use.

"Major EC Country" shall mean France, Germany, Italy or the United Kingdom.

"Net Sales" shall mean the gross invoice price to Third Parties of any Licensed Product, less: (i) retroactive price reductions and rebates customary to the trade or required by law, credits for returns and allowances, all to the extent actually allowed, (ii) sales or other excise taxes or duties imposed upon and paid by Licensee, or any of its Affiliates or Permitted Sublicensees with respect to such sales, and (iii) transportation charges and insurance for transportation to the extent separately invoiced or separately reported on the invoice and paid by the Third Party. Notwithstanding the foregoing, Net Sales shall not include sales between or among Affiliates for resale by an Affiliate.

"Patent Rights" shall mean:

         (a) all patents and patent applications owned or controlled by Licensor, or licensed to Licensor with rights to grant sublicenses thereunder, anywhere in the world as of the date hereof or at any time hereafter relating to the Field of Use and which are (i) listed on Schedule A, (ii) issued, assigned or licensed to Licensor at any time hereafter and that are necessary or useful for the making, using or selling of Licensed Products as provided in this Agreement, or (iii) based on any Inventions that are necessary or useful for the making, using or selling of Licensed Products as provided in this Agreement, and

         (b) any improvement patents, reissues, confirmations, renewals, extensions, counterparts, divisions, continuations, continuations-in-part or patent-of-addition issued, assigned or licensed to Licensor of or relating to the patents or patent applications described in clause (a) hereof.

"Permitted Sublicensee" shall mean any Affiliate of Licensee, and any other Person approved in writing by Licensor prior to the granting of the applicable sublicense.

"Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivision thereof.

"Public Authority" shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

"Research and Development Program" shall have the meaning set forth in Section 4.1(a).


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"Technology" shall mean the Patent Rights and Licensed Know-How.

"Territory" shall mean all countries of the world.

"Third Party" shall mean any Person which is not a party or an Affiliate of a party hereto.

"Valid Claim" shall mean a claim of an issued and unexpired patent included within the Patent Rights that has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a final adjudication from which no appeal can be taken and that has not been specifically admitted by the Licensor to be invalid or unenforceable through statements or actions that legally bind the Licensor to such admission.

                                    ARTICLE 2

                                 GRANT OF RIGHTS

         2.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a right and license, with the right to grant sublicenses, under the Technology to research, have researched, make, have made, use, sell, distribute, import and export Licensed Products in the Territory, which right and license shall be exclusive even as to Licensor; provided that Licensor shall retain the right to research, have researched, make, have made and use Licensed Products for all purposes unrelated to the commercialization of Licensed Products.

         2.2 Exclusivity. In order to assure Licensee of the exclusive rights under the Technology to commercialize Licensed Products granted in Section 2.1 hereof, Licensor shall not itself sell, distribute, import or export Licensed Products in the Territory or grant to a Third Party any rights or licenses to research, have researched, make, have made, use, sell, distribute, import or export Licensed Products in the Territory, except as provided by this Agreement and for so long as the rights and licenses granted in Section 2.1 remain in force pursuant to this Agreement.

         2.3 Sublicenses.

         (a) The rights granted under Section 2.1 may be sublicensed by Licensee (or any Permitted Sublicensee) to any Permitted Sublicensee. In the event that Licensee (or any Permitted Sublicensee) desires to sublicense any rights granted under Section 2.1 to any Third Party, Licensee shall furnish to Licensor for its approval, which shall not be unreasonably withheld or delayed, a prior draft of the proposed sublicense agreement, which shall be on substantially the same terms (other than Section 3.3) as this Agreement and (y) provide Licensor with an executed copy of any such approved sublicense agreement. In the event that Licensee (or any Permitted


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Sublicensee) desires to amend any sublicense agreement theretofore approved by
Licensor, such amendment shall similarly require Licensor's prior approval, which similarly shall not be unreasonably withheld or delayed.

         (b) Each sublicense agreement concluded by Licensee hereunder shall include a requirement that the Permitted Sublicensee maintain records and permit inspection on terms similar to those set forth in Section 10.4 of this Agreement. At Licensor's request and subject to the terms of the applicable sublicense agreement, Licensee shall arrange for an independent public accountant selected by Licensor to inspect the records of its Permitted Sublicensee(s) for the purpose of verifying payments due to Licensor and shall cause such accountant to report the results thereof to Licensor.

         (c) Each sublicense agreement concluded by Licensee hereunder will include indemnification provisions similar to those set forth in Section 8.3 hereof naming Licensee and Licensor (and their respective officers, directors, employees and agents) as indemnified parties.

         (d) All sublicenses granted hereunder shall terminate upon termination of this Agreement; provided that upon expiration of the Term pursuant to Section
5.1 hereof (prior to any termination hereunder), Licensee (or the applicable Permitted Sublicensee) shall have a fully paid-up, royalty-free, non-cancelable license, subject (in the case of Licensee's Permitted Sublicensees) to the terms of the applicable sublicense and the payment by Licensee of amounts accrued prior to such expiration.

         2.5 Disclosure of Technology. Upon the execution of this Agreement, and periodically thereafter as such information becomes available to Licensor, Licensor shall provide to Licensee copies of all information and materials in tangible form related to the Technology that are reasonably necessary to or useful in the researching, making, using, selling, distributing, importing or exporting of Licensed Products. Without limiting the generality of the foregoing, if at any time Licensee elects to manufacture a Licensed Product, Licensor shall, upon notice from Licensee, transfer Licensed Know-How relating to manufacturing of the Licensed Product to Licensee, together with seed stock or other biological materials within the definition of Licensed Know-How.

         2.6 JEV Vaccine. It is understood and anticipated by both parties that the development of JEV Vaccine will precede the development of Dengue Vaccine, and that due to certain similarities in these products, the regulatory strategy employed by Licensor (or its sublicensees) for JEV Vaccine will impact the regulatory strategy for Dengue Vaccine. Licensor therefore agrees for so long as Licensee funds the Development Costs for the JEV Vaccine pursuant to this Agreement to keep Licensee informed of its actions and strategies relating to regulatory approval of JEV Vaccine through a Phase I clinical study in adults and to provide, or cause to be provided, to


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AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

Licensee an opportunity to comment upon such actions and strategies as they may relate to the development of the technology underlying both JEV Vaccine and Dengue Vaccine. Licensor shall keep Licensee informed of safety issues beyond such Phase I clinical study in adults. Licensor and Licensee agree to enter into good faith negotiations for a collaboration on the development of a JEV Vaccine. In consideration of the agreement of Licensee to fund the Development Costs relating to the development of JEV Vaccine, Licensor agrees not to negotiate or enter into any agreement (whether or not binding) with a Third Party (other than [**], with whom Licensor shall be free to negotiate and execute such an agreement, provided that (i) any agreement so executed grants only rights that are limited to the territory of Korea, (ii) if any entity established by Licensor for the purpose of conducting the development work for JEV Vaccine in Korea pursuant to any agreement so executed seeks a marketing partner for JEV Vaccine in Korea, then such entity shall provide to Licensee an opportunity to negotiate for such relationship commensurate with any such opportunity provided to Third Parties and (iii) any agreement so executed provides that if Licensor's Korean partners market JEV Vaccine outside of Korea, Licensee shall have a remedy for such breach directly against Licensor) for the field of JEV Vaccine [**] without the prior written consent of Licensee. This right of first negotiation may be terminated by mutual agreement of Licensor and Licensee and shall automatically terminate on [**].

                                    ARTICLE 3

                                  COMPENSATION

         3.1 Compensation for Past Research and Development Expenses Relating to Licensor's Dengue Vaccine Know-How. Licensee shall pay to Licensor compensation of [**].

         3.2 Milestone Fees. Licensee shall pay to Licensor the amounts specified below within [**] following the accomplishment of the corresponding events specified below (each, a "Milestone"):

                  (i)      [**].

                  (ii)     [**].

                  (iii)    [**].

                  (iv)     [**].


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         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                  (v)      [**].

                  (vi)     [**].

                  (vii)    [**].

         The foregoing amounts shall be paid by Licensee (on behalf of itself, its Affiliates and Permitted Sublicensees) only once.

         3.3 Royalties.

         (a) Royalty Rates.

                  (i) Licensee shall pay Licensor a royalty of [**] (the "Patent Royalty") on quarterly Net Sales of Licensed Product by Licensee, its Affiliates and Permitted Sublicensees in countries where at least one Valid Claim exists during all periods of such existence. Such royalty shall be payable on a country-by-country basis until the expiration of the last remaining Valid Claim in any such country.

                  (ii) In the case of countries in which the Patent Rights consist solely of patent applications, Licensee shall pay Licensor the Patent Royalty on quarterly Net Sales of Licensed Product by Licensee, its Affiliates and Permitted Sublicensees in such countries until the first to occur of [**], Licensee shall pay Licensor a royalty of [**] (the "Know-How Royalty") on quarterly Net Sales of Licensed Product by Licensee, its Affiliates and Permitted Sublicensees in such country for [**]; provided, however, that upon issuance of a Valid Claim in such country at any time thereafter, Licensee shall pay Licensor in accordance with subsection (i) above.

                  (iii) Licensee shall pay Licensor the Know-How Royalty on quarterly Net Sales of Licensed Product by Licensee, its Affiliates and Permitted Sublicensees, in countries where no Patent Rights exist and in countries where the only existing Patent Rights have, for a period of [**] or longer, been patent applications, for a period of [**] from the date of first commercial sale of Licensed Product in any such country; provided, however, that if at any time thereafter Patent Rights come to exist in any such country, Licensee shall pay royalties to Licensor in accordance with subsection (i) or (ii) above as appropriate. In no event shall the Know-How Royalty be payable in respect of any Net Sales upon which the Patent Royalty is payable.


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         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         (b) Reduction for Third Party Royalties. In the event that Licensee, its Affiliate(s) or Permitted Sublicensee(s), in its reasonable judgment, determines it to be necessary or desirable to license in Third Party patents or technology relating to the Licensed Product and is required to pay royalties to one or more Third Parties in respect of such patents or technology (that in the absence of such royalty payments would be infringed by the researching, making, using, selling, distributing, importing or exporting of Dengue Vaccines) in order to enable Licensee, such Affiliate or such Permitted Sublicensee to realize Net Sales, then the royalties otherwise payable to Licensor in respect of such Net Sales shall be reduced by [**] the royalties paid to such Third Parties; provided, however, that in no event shall such reduction exceed [**] of the royalties on such Net Sales otherwise due to Licensor.

         (c) Right to Cure Certain Third Party Obligations; Offset. Licensee acknowledges that the patent applications set forth on Schedule A hereto are co-owned by Licensor with St. Louis University, in accordance with the agreement attached hereto as Schedule B. In the event that Licensor defaults on its obligations under the agreement attached hereto as Schedule B, Licensor shall promptly notify Licensee of such default and shall, at Licensee's request, cooperate with Licensee to enable Licensee to cure such breach on behalf of Licensor. Licensee shall be entitled to deduct from the royalties otherwise payable to Licensor in respect of Net Sales hereunder all royalties and other expenses incurred under this Section 3.3(c) that are reasonably necessary to ensure that Licensee's rights under this Agreement are not compromised by such default.

         3.4 Funding of Research and Development Program. Licensee shall reimburse Licensor for the Development Costs, including the development program costs for the JEV Vaccine development program to be carried out by Licensor through the completion of a Phase I clinical study in adults, in accordance with
Section 4.2 below.

         3.5 Single Royalty; Non-Royalty Sales. It is understood that in no event shall more than one royalty be payable under Section 3.3 with respect to a particular unit of Licensed Product. No royalty shall be payable under this
Article 3 with respect to sales of Licensed Products among Licensee, its Affiliates, Permitted Sublicensees and their Affiliates (provided that such sales are for the purpose of facilitating resales to Third Parties), but a royalty shall be due upon the subsequent sale of the Licensed Product to a Third Party. No royalty shall be payable for (i) Licensed Product used in clinical trials, or (ii) Licensed Product used by Licensee, its Affiliates or Permitted Sublicensees for research, or (iii) customary quantities of Licensed Product distributed as free samples.


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AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                    ARTICLE 4

                            RESEARCH AND DEVELOPMENT

         4.1 Research and Development Program.

         (a) General. Licensor agrees to perform or have performed for the Licensee the Development Work set forth in the Research and Development Program attached hereto as Appendix C (the "Research and Development Program"), and Licensee hereby agrees to fund the Research and Development Program in accordance with the terms and conditions set forth below.

         (b) Subcontracting. Licensor may subcontract any or all of its obligations under this Article 4, subject to obtaining the prior written consent of Licensee, which consent shall not be unreasonably withheld. In the event that Licensor desires to subcontract any material part of its obligations under this
Article 4 to any Third Party, Licensor shall (x) furnish to Licensee for its approval a prior draft of the proposed subcontract agreement, which shall be in form and substance satisfactory to Licensee, (y) provide Licensee with an executed copy of any such approved subcontract agreement, and (z) keep Licensee informed of the status of any such subcontracting arrangements. In the event that Licensor desires to amend any subcontract agreement theretofore approved by Licensee, such amendment shall similarly require Licensee's prior approval. No such subcontract shall relieve Licensor of its obligations under this Agreement.

         (c) Research and Development Committee, Principal Investigator. The Development Work shall be performed under the supervision and direction of the Principal Investigator who shall be an employee of Licensor (initially, Licensor's Vice President of Research) and shall be chosen by the Research and Development Committee. The Research and Development Committee shall consist of three individuals nominated by Licensor and three individuals nominated by Licensee. The Research and Development Committee shall review the progress of the Development Work and will approve or reject material changes to the Development Work plan. The Research and Development Committee can change its number of members (maintaining equal representation of both Licensee and Licensor) and its membership upon the decision of a majority of its members. The Research and Development Committee shall survive the term of the Research and Development Program in an advisory role until a time mutually agreeable to Licensee and Licensor or, in the absence of mutual agreement, until [**] following product licensure of a Dengue Vaccine in the United States or a Major EC Country. The members of the Research and Development Committee shall be senior executives from the various


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AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

research and development disciplines of Licensor and Licensee. The initial members of the Research and Development Committee are indicated in Appendix D hereto.

         (d) Replacement of Principal Investigator. In the event that the Principal Investigator is unwilling or unable to perform his or her duties hereunder, Licensor shall promptly appoint a successor mutually agreeable to the parties.

         (e) Reports. The Principal Investigator shall provide written progress reports, summarizing in reasonable detail the current status and progress of the Research and Development Program (i) within thirty (30) days after the end of each calendar quarter and (ii) as soon as practicable whenever, in the Principal Investigator's judgment, an Invention has been created or reduced to practice.

         (f) Visitation. Duly authorized representatives of Licensee shall have the right at reasonable times and upon reasonable notice to visit the facilities where any Development Work is being performed in order to monitor progress of the Development Work.

         4.2 Funding.

         (a) General. Licensor shall provide (or cause to be provided) to Licensee, prior to the beginning of each quarter, an invoice setting forth the projected Development Costs to be incurred for such quarter in accordance with the Research and Development Program. Licensee shall pay such invoice within [**] of receipt thereof to the extent that such Development Costs are included in Appendix B hereto (as modified from time to time by the Research and Development Committee). Licensor hereby covenants and agrees that any funding provided to Licensor under this Section 4.2 shall be used as contemplated by the Research and Development Program. Services provided by Licensor at Licensee's request that are outside the scope of the Research and Development Program shall be separately invoiced by Licensor and separately funded by Licensee on the basis for determining costs set forth in Appendix B hereto.

         (b) Reconciliation. Within [**] after the end of each quarter, Licensor shall provide (or cause to be provided) to Licensee a statement reconciling the projected Development Costs previously paid by Licensee for such quarter against the actual Development Costs incurred by Licensor for such quarter. In the event that such reconciliation demonstrates that such previous payment exceeded such actual Development Costs, Licensee shall be entitled to recoup the excess from Licensor. In the event that such reconciliation demonstrates that such actual Development Costs exceeded such previous payment, Licensor shall be entitled to reimbursement of the


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         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

excess from Licensee. At the option of the party to whom any such adjustment is owed, such excess shall be paid to such party by the other party within [**] after such statement is provided or an appropriate adjustment shall be made to the next invoice provided to Licensee setting forth projected Development Costs (in which case such adjustment shall be subtracted from or added to actual Development Costs, as appropriate, for purposes of the subsequent reconciliation relating to the quarter to which such invoice relates).

         (c) Cost of Components. Any component that, by mutual agreement of Licensee and Licensor, is supplied by Licensee to Licensor in connection with the Development Work to performed hereunder shall be supplied to Licensor at no cost.

         4.3 Sublicense and License.

         (a) Licensee hereby grants to Licensor a fully paid, non-exclusive, royalty-free sublicense, with the right to grant sublicenses (subject to Section 4.1(b) hereof), under the rights and licenses granted pursuant to Section 2.1 above to research, develop, make and have made the Licensed Products in the Territory solely for the purposes of performing the Development Work pursuant to the Research and Development Program.

         (b) Licensee hereby grants to Licensor a fully paid, non-exclusive, royalty-free license, with the right to grant sublicenses (subject to Section 4.1(b) hereof), under the Intellectual Property owned by Licensee as specified in Sections 4.4(d) and 4.4(e) hereof to research, develop, make and have made the Licensed Products in the Territory solely for the purposes of performing the Development Work pursuant to the Research and Development Program.

         4.4 Ownership of Inventions and Improvements.

         (a) All Intellectual Property developed solely by Licensor pursuant to the Research and Development Program shall be owned solely by Licensor, and such Intellectual Property shall be deemed to be included in the Technology.

         (b) All Intellectual Property developed jointly by Licensor and Licensee pursuant to the Research and Development Program and solely relating to Dengue Vaccine shall be owned jointly by the parties and Licensee shall have an exclusive right and license to Licensor's interest in such Intellectual Property pursuant to Section 2.1 above.


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         (c) All Intellectual Property developed jointly by Licensor and
Licensee pursuant to the Research and Development Program and not solely relating to Dengue Vaccine shall be owned jointly by the parties and both parties shall have the right to use and exploit such Intellectual Property freely without accounting to one another for such use and exploitation.

         (d) All Intellectual Property developed solely by Licensee pursuant to the Research and Development Program and solely relating to Dengue Vaccine shall be owned solely by Licensee.

         (e) All Intellectual Property developed solely by Licensee and which is not solely related to Dengue Vaccine shall be owned by Licensee. The parties shall, at Licensor's request, enter into good faith negotiations for a grant of licenses to such Intellectual Property from Licensee to Licensor for use outside of the Field of Use.

         (f) Licensor agrees to include provisions assuring Licensee's rights under this Section 4.4 in every sublicense granted pursuant to Section 4.3 above.

         4.5 Term of Research and Development Program. The term of the Research and Development Program shall run from [**]. Upon expiration of such term, the parties may in good faith discuss extending their collaborative relationship to later stages of development of JEV Vaccine and Dengue Vaccine.

         4.6 Dispute Resolution.

         (a) The parties agree to use their best efforts to resolve amicably any deadlock between the parties or their respective representatives, with respect to any scientific matter and will not take any action inconsistent therewith. The resolution of any deadlock pursuant to this Section 4.6 shall be binding on the parties for all purposes.

         (b) In the event that the parties or their respective representatives are deadlocked concerning any scientific matter, the parties shall thereupon consult with each other in good faith on a regular basis (including at least one meeting between the Chief Scientific Officer of Licensor and the Chief Scientific Officer of Licensee for their consideration and resolution, and if no decision is then reached, at least one meeting between the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee) to attempt to resolve such matters as promptly as practicable and each party hereby agrees to use its best efforts to schedule such meetings within sixty (60) days after the occurrence of the deadlock.


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         (c) In the event that, following the aforementioned consultations, the parties remain deadlocked regarding any scientific matter, such deadlock shall be referred, at the election of either party and by notice in writing to the other party, to a panel of scientific mediators as provided in this paragraph
(c) ("Scientific Mediation"). In any Scientific Mediation, there shall be three scientific experts in the pharmaceuticals area (without regard to nationality) who shall act as the mediators (the "Scientific Mediators"). The party requesting Scientific Mediation shall appoint one individual to serve as one of the Scientific Mediators, and shall notify the other party of such appointment in the aforementioned notice. Within fifteen (15) days after receipt of such notice, the other party shall appoint one individual to serve as a Scientific Mediator, but if the other party shall fail to make such appointment within such period, such party may request the Swedish Arbitration Committee of the ICC to make such appointment. The two Scientific Mediators shall, within fifteen (15) days of the appointment of the second Scientific Mediator appoint a third individual to serve as a Scientific Mediator and chairperson of the mediation board, but if the two Scientific Mediators shall fail to make such appointment within such period, then such party or the other party may request the Swedish Arbitration Committee of the ICC to make such appointment. No Confidential Information shall be disclosed to such Scientific Mediators unless and until each such Scientific Mediator has entered into a confidentiality agreement, in form and substance satisfactory to both parties. The Scientific Mediators shall be advised of the positions taken by each of the parties to such mediation and shall work with them in an effort to resolve the scientific deadlock within sixty (60) days after the appointment of the third Scientific Mediator. If the scientific deadlock is not resolved within such period, there shall be no further Scientific Mediation, but the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee shall consult one more time in an effort to resolve the deadlock.

                                    ARTICLE 5

                              TERM AND TERMINATION

         5.1 Term. This Agreement shall become effective as of the Effective Date and, subject to the other provisions of this Article 5, shall continue in full force and effect on a country-by-country basis until the later of [**] (the "Term"). Upon the expiration of the Term on a country-by-country basis, Licensee will have a fully paid, royalty-free, freely sublicensable license to make, have made, use, sell, distribute, import and export Licensed Products in each such country, and Licensee shall have no further payment obligation to Licensor, other than for payments that accrue prior to such expiration, for milestone payments that may accrue after such expiration and for Development Costs that may be incurred after such expiration.

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         5.2 Termination for Breach. In the event of a material breach of this Agreement (including the breach of a representation or warranty), which breach is not cured within sixty (60) days after written notice is given by the non-breaching party to the breaching party specifying the breach, the non-breaching party, in addition to any other remedy which it may have, shall be entitled to terminate this Agreement.

         5.3 Optional Termination by Licensee. Licensee may terminate this Agreement at any time by giving Licensor at least [**] prior written notice.

         5.4 Termination Standstill. Notwithstanding anything to the contrary contained herein, Licensee may not terminate this Agreement for any reason before the earlier of [**].

         5.5 Rights on Termination.

         (a) In the event that this Agreement is terminated pursuant to Section
5.2 due to a material breach by Licensor, (i) the rights and licenses granted to Licensee in Section 2.1 hereof shall remain in effect, subject to Licensee's payment of [**] of the royalties and [**] of the milestone payments that that would otherwise accrue after such termination, (ii) the rights and licenses granted to Licensor in Section 4.3 shall terminate, (iii) subject to Article 7 hereof, any Confidential Information provided to Licensor in tangible form shall be promptly returned to Licensee or destroyed, at Licensee's option and (iv) Licensee shall have the rights set forth in Section 8.3 in respect of such breach.

         (b) In the event that this Agreement is terminated pursuant to Section
5.2 due to a material breach by Licensee, (i) all licenses granted hereunder, except the license granted to Licensor pursuant to Section 4.3(b), shall terminate, (ii) the license granted to Licensor pursuant to Section 4.3(b) shall be [**], (iii) subject to Article 7 hereof, any Confidential Information and Licensed Know-How provided to Licensee in tangible form shall be promptly returned to Licensor or destroyed, at Licensor's option, and (iv) Licensor shall have the rights set forth in Section 8.3 in respect of such breach.

         (c) In the event that this Agreement is terminated pursuant to Section
5.3 at Licensee's option, (i) all licenses granted hereunder, except the license granted to Licensor pursuant to Section 4.3(b), shall terminate, (ii) the license granted to Licensor pursuant to Section 4.3(b) shall be [**], (iii) subject to Article 7 hereof, any Confidential Information and Licensed Know-How provided to Licensee in tangible

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

form shall be promptly returned to Licensor or destroyed, at Licensor's option, and (iv) Licensor and Licensee shall negotiate in good faith a percentage royalty to be paid by Licensor to Licensee, based upon the commercialization of Dengue Vaccine subsequently undertaken by Licensor, that compensates Licensee for Licensor's exploitation of Intellectual Property developed during the course of the Research and Development Program using Licensee's funding at a level commensurate with the level of royalties Licensor pays to Third Parties in arm's-length transactions for licenses of intellectual property with similar commercial value.

         (d) In the event that the Research and Development Program is terminated by Licensee prior to the completion of the term set forth in Section
4.5 above for any reason, Licensee shall, in addition to any other payments due hereunder, make a payment equal to the [**]. Also in the event of such termination, Licensor shall, and shall cause its employees, agents and subcontractors (including, without limitation, the Principal Investigator) performing any Development Work to, wind up as expeditiously as possible all Development Work that is in progress at the date of such termination. Following such termination and winding up, Licensor shall submit to Licensee a final invoice setting forth the [**].

         (e) In the event Licensee terminates this Agreement, all rights to Intellectual Property owned jointly pursuant to Section 4.4(c) shall remain the property of both Licensor and Licensee with divided control and the parties shall enter into good faith negotiations for the grant of an exclusive right and license to Licensee's interest in such Intellectual Property from Licensee to Licensor. In the event of Licensee's termination of this Agreement, the parties shall also enter into good faith negotiations for the grant of a license to Intellectual Property owned by Licensee pursuant to Section 4.4(d) from Licensee to Licensor.

         (f) Articles 7 and 11, and Sections 2.3, 5.1, 5.5, 5.6, 8.3, 10.3 and
10.4, shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Section 5.5(f), all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

         (g) Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

         5.6 In the event that Licensee terminates this Agreement for any reason, and Licensee decides to continue the development of a dengue vaccine other than the Dengue Vaccine, Licensee shall in good faith, but with no legal obligation, consider maintaining a collaborative relationship with Licensor relating to such development.

         5.7 Subject to applicable law to the contrary, Licensee or Licensor may terminate this Agreement upon written notice to the other party if the other party makes a general assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or has a receiver or trustee appointed for substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents thereto or such proceeding is not dismissed within sixty (60) days after the filing thereof. Each of the parties hereto acknowledges and agrees, subject to applicable law to the contrary, that this Agreement (i) constitutes a license of Intellectual Property (as such term is defined in the United States Bankruptcy Code, as amended (the "Code")), and
(ii) is an executory contract, with significant obligations to be performed by each party hereto. The parties agree that Licensee may fully exercise all of its rights and elections under the Code, if any, including, without limitation, those set forth in Section 365(n) of the Code. The parties further agree that, in the event that Licensee retains its rights as a licensee under the Code pursuant to such an exercise, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Subject to applicable law to the contrary, such embodiments of the technology shall be delivered to Licensee not later than (a) the commencement of bankruptcy proceedings against Licensor, unless Licensor elects to perform its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Licensor.

                                    ARTICLE 6

                            PATENTS AND INFRINGEMENTS

         6.1 Pursuit and Maintenance of Patent Rights. Licensor shall, at its own expense, file, prosecute and maintain Patent Rights. Licensor agrees to keep Licensee informed as to the status of the Patent Rights and shall provide Licensee with copies of all filings and correspondence of a substantive nature with respect to patents or patent applications relating to the Patent Rights to be made or sent to the United States Patent and Trademark Office or its counterpart in any country of the Territory and copies of all correspondence of a substantive nature that Licensor receives from such Persons with respect to the Patent Rights. In the event that Licensor chooses not to prosecute a patent in the Territory in the case of certain Intellectual Property or chooses not to prosecute a patent in a certain country in the Territory that is based upon the same patentable subject matter upon which Patent Rights are based, then Licensee shall be entitled to prosecute such patent and Licensor shall reasonably cooperate with Licensee in such prosecution; provided however that the prosecution by Licensee of any patent pursuant to this Section shall not create any ownership interest in such Intellectual Property or in such patentable subject matter by Licensee that Licensee would not otherwise have hereunder.

         6.2 Notice of Infringement. Each party shall promptly notify the other of any conflicting use or any act of infringement or appropriation of any Patent Right by unauthorized Persons which comes to its attention.

         6.3 Enforcement and Defense. Upon becoming aware of a conflicting use or an act of infringement, and communicating about the same pursuant to Section
6.2 above, Licensee shall discuss with Licensor the nature of and circumstances surrounding such conflicting use or act of infringement. Subject to the consent of Licensor, which consent shall not be unreasonably withheld, Licensee shall thereafter, at its own expense, have the right but not the obligation to initiate actions and take steps relating to such conflicting use or act of infringement. Licensee may settle any dispute with a Third Party regarding such conflicting use or act of infringement; provided that Licensee shall not have the right to settle, compromise or take any action in any dispute which diminishes, limits or inhibits the scope, validity or enforceability of the Patent Rights without the express written consent of Licensor. In the event that Licensee exercises its rights under this Section 6.3, Licensee agrees to keep Licensor fully informed of all developments in connection with any settlements and negotiations and to consult with Licensor prior to making any final settlement, consent judgment or other voluntary disposition of the matter. If Licensee chooses not to take or continue any action or step relating to such conflicting use or act of infringement, Licensor shall have the right to engage in negotiations and proceedings relating to such conflicting use or act of infringement solely at its own expense; provided that it keeps Licensee fully informed of the progress of such negotiations and proceedings and consults with Licensee prior to making any final settlement, consent judgment or other voluntary disposition of the matter. Each party agrees to cooperate with the other to the fullest extent possible with respect to any negotiations or proceedings under this Section 6.3.

         6.4 Equitable Division of Recoveries by Licensee. In the event that Licensee elects to initiate actions or take steps relating to a conflicting use or act of infringement pursuant to Section 6.3 above, and Licensee is thereby able to recover from a Third Party by settlement or otherwise any damages or other compensation in respect of such conflicting use or act of infringement, such damages and other compensation shall be divided equitably between Licensee and Licensor in a manner commensurate with the division of economic benefits relating to sales of Licensed Products contemplated by this Agreement.

                                    ARTICLE 7

                                 CONFIDENTIALITY

         7.1 Except as expressly set forth in this Article 7, each party shall, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and subcontractors (collectively, "Representatives") to, keep confidential any and all technical, commercial, scientific and other proprietary data, processes, documents or other information (whether in oral, written or electronic form) or physical object (including, without limitation, intellectual property, marketing data, agreements between any party and a Third Party, license applications, and business plans and projections of any party) acquired from the other party, its Affiliates or any of their respective Representatives in respect of the transactions contemplated by this Agreement and which relate (in the case of a party) to the other party or any of its Affiliates or their respective businesses or products ("Confidential Information"), and each party shall not disclose directly or indirectly, and shall cause its respective Affiliates and Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Person, such Affiliates and their respective Representatives, except that the foregoing restriction shall not apply to any information disclosed hereunder to any Person if such Person (the "Receiving Person") can demonstrate that such Confidential Information:

         (a) is or hereafter becomes generally available to the trade or public other than by reason of any breach hereof;

         (b) was already known to the Receiving Person or such Affiliate or Representative as shown by written records;

         (c) is disclosed to the Receiving Person or such Affiliate or Representative by a third party who has the right to disclose such information;

         (d) is developed by or on behalf of the Receiving Person or any of its Affiliates independently, without reliance on Confidential Information received hereunder; or

         (e) is, based on such Person's good faith judgment with the advice of counsel, otherwise required to be disclosed in compliance with applicable Legal Requirements by a Public Authority (and, in such case, such information shall remain Confidential Information for all other purposes unless and until subparagraphs (a) through (d) above otherwise apply).

         7.2 Except in furtherance of their respective rights and obligations hereunder, each party agrees that it shall not (and shall not permit any of its Affiliates to) at any time use any Confidential Information in the conduct of its businesses without the prior written consent of the other party. The obligations set forth in this Article 7 shall extend to copies, if any, of Confidential Information made by any of the Persons referred to in Section 7.1 and to documents prepared by such Persons which embody or contain Confidential Information, and to any electronic data files containing Confidential Information.

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         7.3 Each party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information.

         7.4 The obligations set forth in this Article 7 shall survive the expiration, termination or assignment of this Agreement for a period of [**] thereafter.

         7.5 Within thirty (30) days after the termination of this Agreement, any Receiving Person shall (and shall cause its Affiliates and Representatives to), at the option of the person making disclosure (the "Disclosing Person"), return to the Disclosing Person or destroy all Confidential Information in its or their possession; provided, however, that the Receiving Person may, upon notice to the Disclosing Person, retain in its legal files or in the office of outside legal counsel one copy of any document solely for use in legal proceedings to which such document relates and for archival purposes. Such notice shall set forth, in reasonable detail, a list of the documents so retained.

         7.6 Licensor agrees to use reasonable efforts to protect the confidentiality, if applicable, of Technology that it licenses outside the Field of Use in a manner commensurate with the manner in which such confidentiality is protected hereunder.

                                    ARTICLE 8

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         8.1 Representations and Warranties of Licensee.

         (a) Licensee is a corporation duly incorporated and validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

         (b) Licensee has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         (c) The execution, delivery and performance of this Agreement by License does not conflict with or contravene the articles or certificate of incorporation or by-laws, regulations or partnership agreement (or other comparable governing instruments with different names) of Licensee, nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which Licensee is a party, or by which any of its assets or properties is bound.

         (d) This Agreement has been duly authorized, executed and delivered by Licensee and constitutes a legal, valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

         8.2 Representations, Warranties and Covenants of Licensor.

         (a) Licensor is a corporation duly incorporated and validly existing as a corporation and in good standing under the laws of the State of Delaware, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

         (b) Licensor has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         (c) The execution, delivery and performance of this Agreement by Licensor does not conflict with or contravene its articles or certificate of incorporation or by-laws, nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any party thereto to terminate, any material agreement or instrument to which Licensor is a party, or by which any of its assets or properties is bound. To Licensor's knowledge, no Third Party has any right, title or interest in or to any Technology in the Field of Use.

         (d) This Agreement has been duly authorized, executed and delivered by Licensor and constitutes a legal, valid and binding agreement of Licensor, enforceable against Licensor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

         (e) Licensor owns or has rights to use and exploit under licenses (and to license or sublicense) all its rights under the Technology. There have been no material claims made against Licensor asserting the invalidity or unenforceability of, or with respect to the Patent Rights, the misuse of, the Patent Rights or Licensed Know-How, nor is Licensor aware that any such claims exist. Licensor has not received a notice of conflict of the Technology with the asserted rights of others, or otherwise challenging its rights to use any of the Technology. None of the rights of Licensor under the Patent Rights or Licensed Know-How will be adversely affected by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated herein.

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         (f) Licensor has not filed for protection under the United States Bankruptcy Code, as amended (the "Code"), nor does it have any intention of doing so. No Third Party has filed or commenced, nor to the knowledge of Licensor has any Third Party threatened to file or commence, a proceeding under the Code against Licensor.

         8.3 Indemnification.

         (a) Indemnity by Licensee. Licensee hereby agrees to [**].

         (b) Indemnity by Licensor. Licensor hereby agrees to [**].

         (c) Indemnification Procedures.

                  (i) Any party entitled to indemnification under paragraph (a) or (b) of this Section 8.3 (an "Indemnified Party") shall promptly notify the party potentially responsible for such indemnification (the "Indemnifying Party") upon becoming aware of any claim or claims asserted or threatened against such Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure prejudices its rights hereunder.

                  (ii) the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (x) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, or (y) such compromise or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

                  (iii) The Indemnified Party may participate in, but not control, any defense or settlement of any claim by the Indemnifying Party pursuant to this Section 8.3 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

                  (iv) If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of a claim in accordance with Section 8.3(c)(i) hereof that it elects to defend the Indemnified Party pursuant to this Section 8.3(c), or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the claim diligently, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnified Party to a final conclusion or settled; provided, however, that in no event shall the Indemnifying Party be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any such claim agreed to without the consent of the Indemnifying Party, which shall not be unreasonably withheld.

                                    ARTICLE 9

                 DILIGENCE IN COMMERCIALIZING LICENSED PRODUCTS

         9.1 General. Licensee shall use commercially reasonable efforts to promptly and fully research, develop, register, market and sell and to continue to market and sell Licensed Product in each country in which Licensee reasonably determines that there is a market potential for such Licensed Product.

         9.2 Notification. Licensee shall promptly notify Licensor in writing if at any time Licensee ceases to promptly and fully research, develop and/or obtain regulatory approval for and/or market and sell a Licensed Product in any country.

         9.3 Reversion of Rights to Licensor. If Licensee fails to use commercially reasonable efforts to promptly and fully research, develop, register, market and sell and to continue to market and sell Licensed Product in any country, the rights and licenses granted to Licensee with respect to such country shall terminate, upon [**] prior written notice to Licensee from Licensor, subject to Licensee's right to reestablish in good faith its efforts pursuant to Section 9.1 above with respect to such country within such [**].

                                   ARTICLE 10

                             ACCOUNTING AND RECORDS

         10.1 Reports. Licensee agrees to make quarterly written reports to Licensor within ninety (90) days after the end of each calendar quarter in which royalties are due under this Agreement, stating in each such report with respect to Licensed Products, the number, description, and aggregate Net Sales of Licensed Products sold during the calendar quarter and upon which a royalty is payable under Article 3 above.

         10.2 Payment. Concurrently with the making of each such report of
Section 10.1, Licensee shall pay to Licensor the royalties at the rate specified in Section 3.3, if any such royalties are due. All payments by Licensee to Licensor hereunder shall be made in United States dollars. If any currency conversion shall be required in connection with the calculation of royalties or the payment of other compensation hereunder, such conversion shall be made by using the rate of exchange published in The Wall Street Journal for the last business day of the applicable calendar quarter.

         10.3 Withholding Taxes. The payments referred to in Article 3 above shall be net of all withholding taxes and other taxes that Licensee or any of its Affiliates are required by law to withhold or pay; provided, however, that if, in regard to any withholding tax paid by Licensee, Licensor is able to realize a benefit in the form of a corresponding tax credit that it is actually able to use to reduce its tax payments, then Licensor shall reimburse Licensee for such withholding tax to the extent of such realized benefit. Licensor shall furnish Licensee with appropriate documents supporting application of the most favorable rate of withholding tax available under applicable tax treaties and shall use commercially reasonable efforts to secure all tax credits in respect of withholding taxes paid by Licensee hereunder available to it.

         10.4 Records; Inspection.

         (a) Licensee shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable to Licensor under this Agreement. Such books and records shall be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open for inspection during such three
(3) year period by an independent public accountant not providing accounting services to Licensor, Licensee or any of their respective Affiliates that is reasonably acceptable to both parties, for the purpose of verifying Licensee's quarterly written reports. Such inspections may be made no more than once each calendar year, during normal business hours and upon thirty (30) days prior notice. Any such information shall be considered to be Confidential Information of Licensee.

         (b) Inspections conducted under this Section 10.4 shall be at the expense of Licensor, unless an underpayment exceeding five percent (5%) of the royalties paid during the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating thereto, as well as any unpaid royalties due and owing to Licensor, shall be paid by Licensee within thirty (30) days after the notification by Licensor to Licensee that an underpayment has been discovered.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Publicity. Licensee and Licensor shall cooperate in the preparation of a mutually-agreeable press release and other publicity disclosing the existence of this Agreement and their business relationship. Except for the information disclosed in such press release or publicity, neither Licensee nor Licensor shall disclose the existence or any terms of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld), except for such limited disclosure as may be reasonably necessary to either party's bankers, investors, attorneys or other professional advisors, or in connection with a merger or acquisition, or as may be required by law in the offering of securities or in securities or regulatory filings or otherwise.

         11.2 Waiver. It is agreed that no waiver by any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

         11.3 Independent Contractors. The relationship of the parties hereto is that of independent contractors. Neither Licensor nor Licensee hereto is an agent, partner or joint venturer of the other for any purpose.

         11.4 Compliance with Laws. In exercising their rights under this Agreement, both parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

         11.5 Notices. Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given if delivered in person or when received if mailed by first class certified mail or sent by facsimile to the other party at the address or facsimile number, as applicable, indicated below or to such other addresses or facsimile numbers as may be designated in writing by the parties from time to time during the term of this Agreement.

     Licensor:          OraVax, Inc.
                        38 Sidney Street
                        Cambridge, MA 02139
                        Attention: Hitesh R. Bhagat, Ph.D.

                        Telephone: (617) 494-1339
                        Facsimile: (617) 577-1152

     with a copy to:    John M. Westcott, Jr., Esq.
                        Hale and Dorr LLP
                        60 State Street
                        Boston, Massachusetts 02109

                        Telephone: (617) 526-6000
                        Facsimile: (617) 526-5000

     Licensee:          Pasteur Merieux Serums & Vaccins S.A.
                        58 Avenue Leclerc, 69007
                        Lyon, France
                        Attention:  Senior Vice President, Corporate and Legal
                                    Affairs, and General Counsel

                        Telephone:  011.33.4.72.73.77.84
                        Facsimile:  011.33.4.72.73.70.61

     with a copy to:    L. Kevin O'Mara, Jr.
                        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        590 Madison Avenue
                        New York, NY 10022

                        Telephone: (212) 872-1021
                        Facsimile: (212) 872-100211.6

         11.6 Complete Agreement. It is understood and agreed among the parties that this Agreement constitutes the entire agreement with respect to the subject matter of this Agreement, both written and oral, among the parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on any of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

         11.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision and the parties shall exert their best efforts to amend this Agreement to include a provision which is valid, legal and enforceable and which carries out the original intent of the parties.

         11.8 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. All headings and any cover page or table of contents are inserted for convenience of reference only and shall not affect the Agreement's meaning or interpretation.

         11.9 Governing Law. All matters affecting the interpretation, validity and performance under this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard for its conflict of laws principles.

         11.10 Force Majeure. No party shall be liable to the other, or be in default under the terms of this Agreement, for its failure to fulfill its obligations hereunder to the extent such failure arises for any reason beyond its control including, without limitation, strikes, lockouts, labor disputes, acts of God, acts of nature, acts of governments or their agencies, fire, flood, storm, power shortages or power failure, war, sabotage, inability to obtain sufficient labor, raw materials, fuel or utilities, or inability to obtain transportation (each, an "Event of Force Majeure"); provided that the party relying on the provisions of this Section 11.10 shall forthwith give to the other notice of its inability to observe or perform the provisions of this Agreement and the reasons therefor; and provided further that the suspension of the obligations of the party so affected shall continue only for so long as such Event of Force Majeure continues.

         11.11 Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other (which consent shall not be unreasonably withheld), except that any party may assign this Agreement to an Affiliate or to a successor in interest or transferee of all or substantially all of its assets.

         11.12 Successors. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of the successors in interest and assigns of Licensor and Licensee. In order for such assignment to be effective any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such assignment shall not relieve the assignor of any of its obligations under this Agreement.

         11.13 Expenses. Licensee and Licensor shall each bear its own expenses, including, without limitation, the fees and disbursements of its respective counsel and accountants, in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in one or more counterparts, on the day and year first above written.

ORAVAX, INC.                        PASTEUR MERIEUX SERUMS & VACCINS S.A.

By: /s/ Lance Gordon                By: /s/ Herve Tainturier
    ---------------------------         ----------------------------------
    Name:  Lance Gordon                 Name:  Herve Tainturier
    Title:  President & CEO             Title:  Senior Vice-President & General
                                                Counsel

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


                                   APPENDIX A

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                                        1

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                   APPENDIX B

                                DEVELOPMENT COSTS

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                                        1

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                   APPENDIX C
                         RESEARCH & DEVELOPMENT PROGRAM

          WORKSCOPE AND BUDGET FOR RESEARCH, DEVELOPMENT AND EVALUATION
              OF TETRAVALENT DENGUE CHIMERIVAX(TM) THROUGH PHASE 1
                           CLINICAL TRIALS IN ADULTS.

[**]

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                   APPENDIX D

            INITIAL MEMBERSHIP OF RESEARCH AND DEVELOPMENT COMMITTEE*

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                                        1

         CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                   SCHEDULE A

                                  PATENT RIGHTS

[**]


                                        1